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                            CORNING INCORPORATED AND SUBSIDIARY COMPANIES                 Exhibit #12
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                    DIVIDENDS
                      (Dollars in millions, except ratios)

                                 Nine Months Ended                  Fiscal Year Ended
                                -------------------   ------------------------------------------
                                Sept. 30, Sept. 30,   Dec. 31, Dec. 31, Dec. 31, Jan. 1, Jan. 2,
                                  1998      1997        1997     1996     1995     1995    1994
                                  ----      ----        ----     ----     ----     ----    ----
Income before taxes on income   $280.7    $482.9      $629.2   $455.9   $389.4   $286.3   $ 93.7
Adjustments:
  Share of earnings (losses)
    before taxes of 50% owned
    companies                    110.5      94.0       111.5    130.3     95.2     89.0   (137.0)
  Gain (loss) before taxes
    of greater than 50% owned
    unconsolidated subsidiary                                     0.7     (3.1)    (4.0)    (3.1)
  Distributed income of less
    than 50% owned companies
    and share of loss if debt
    is guaranteed                 (0.3)                                             2.1      4.5
  Amortization of capitalized
    interest                      10.8      10.8        16.6     11.8      9.6     13.3     13.0
  Fixed charges net of
    capitalized interest          75.3     109.2       141.9    105.9     82.6    128.8     91.4
                                ------    ------      ------   ------   ------   ------   ------

Earnings before taxes and
  fixed charges as adjusted     $477.0    $696.9      $899.2   $704.6   $573.7   $515.5   $ 62.5
                                ======    ======      ======   ======   ======   ======   ======

Fixed charges:
  Interest incurred             $ 77.4    $ 73.2      $ 96.7   $ 73.6   $ 65.4   $ 64.9   $ 51.1
  Share of interest incurred
    of 50% owned companies and
    interest on guaranteed
    debt of less than 50%
    owned companies               12.5      39.8        51.0     38.7     10.2     60.8     40.9
  Interest incurred by greater
    than 50% owned unconsolidated
    subsidiary                                                             0.7      0.8      0.8
  Portion of rent expense which
    represents interest factor    14.0      12.1        15.9     12.1     13.3     10.8      7.3
  Share of portion of rent
    expense which represents
    interest factor for 50%
    owned companies                4.2       2.7         3.8      1.4      2.7      9.4      9.1
  Portion of rent expense which
    represents interest factor
    for greater than 50% owned
    unconsolidated subsidiary                                                       0.1      0.1
  Amortization of debt costs       2.2       1.6         1.6      2.2     (0.1)     0.6      0.4
                                ------    ------      ------   ------   ------   ------   ------

Total fixed charges              110.3     129.4       169.0    128.0     92.2    147.4    109.7
Capitalized interest             (35.0)    (20.2)      (27.1)   (22.1)    (9.6)   (18.6)   (18.3)
                                ------    ------      ------   ------   ------   ------   ------

Total fixed charges net of
  capitalized interest          $ 75.3    $109.2      $141.9   $105.9   $ 82.6   $128.8   $ 91.4
                                ======    ======      ======   ======   ======   ======   ======

Preferred dividends:
  Preferred dividend
    requirements                $ 11.5    $ 11.5      $ 15.3   $ 15.7   $ 15.7   $  8.2   $  2.1
  Ratio of pre-tax income to
    income before minority
    interest and equity
    earnings                       1.4       1.5         1.5      1.5      1.4      1.4      1.0
                                ------    ------      ------   ------   ------   ------   ------
  Pre-tax preferred dividend
    requirement                   16.1      17.3        23.0     23.6     22.0     11.5      2.1

Total fixed charges              110.3     129.4       169.0    128.0     92.2    147.4    109.7
                                ------    ------      ------   ------   ------   ------   ------

Fixed charges and pre-tax
  preferred dividend
  requirement                   $126.4    $146.7      $192.0   $151.6   $114.2   $158.9   $111.8
                                ======    ======      ======   ======   ======   ======   ======

Ratio of earnings to combined
  fixed charges and preferred
  dividends                        3.8x      4.8x        4.7x     4.7x     5.0x     3.2x       -
                                ======    ======      ======   ======   ======   ======   ======

Earnings did not cover combined fixed charges and preferred dividends by $49.4 in the fiscal year ended January 2, 1994.
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